Exhibit 99.1

China Security & Surveillance Technology, Inc. Appoints Mr. Terence Yap as Chief Financial Officer

SHENZHEN, China, January 9, 2007 - China Security & Surveillance Technology, Inc., "China Security" (OTC Bulletin Board: CSCT), a leading provider of digital surveillance technology in China, announced that Mr. Terence Yap has been appointed to the position of Chief Financial Officer, effective January 8, 2007.

Mr. Yap has served as a director and Vice Chairman since March 2006. Mr. Yap was formerly the President, CEO and director of Digital Network Alliance, Inc., which provides satellite Internet connections and broadband services to both commercial and residential customers in the Asia Pacific region, including Hong Kong, Singapore, Indonesia, Bangladesh, Pakistan and Mongolia.

Mr. Yap worked with Digital Network Alliance, Inc. from January 2002 until 2006, where he stills remains on the board of directors.   From April 2000 to December 2002, he was the Director of Business Development for Skyhub Asia Co., Ltd., a satellite services provider, where he established partnerships and alliances in Hong Kong and throughout Asia. From June, 1999 to April, 2000, he served as the Business Development Manager of MCI WorldCom Asia Pacific, Ltd., where he assisted in mergers and acquisitions of licensed telecommunications companies, the building of physical points of presence and negotiations with incumbent telecommunications operators.   Mr. Yap has an MBA from the Chinese University of Hong Kong and has been involved in establishing and implementing business development and corporate strategies for multiple technology companies. In addition, he has participated in identifying and completing acquisitions, acting in an investor relations capacity and has served as a corporate representative.

"2006 was a key inflection point in our Company’s evolution and we believe Terence will be an excellent addition to our senior management team. Mr. Yap has effectively managed the public market aspect of China Security since joining us early last year and has established relationships with key shareholders and institutional investors, while gaining a thorough understanding of our Company, the markets we serve, and our financial results," stated Mr. Tu, China Security’s Chairman of the Board and Chief Executive Officer. "Mr. Yap’s experience in the area of business development and acquisition analysis will also be beneficial as we focus on executing our future growth plans. In addition, this initiative represents our commitment to continue building a strong, diverse and capable management team."

About China Security & Surveillance Technology, Inc.

Based in Shenzhen, China, China Security through its subsidiaries manufactures, distributes, installs and maintains security and surveillance systems throughout the PRC. China Security has a manufacturing facility located in Shenzhen and a R&D facility which leverages an exclusive collaboration agreement with Beijing University. In addition, China Security has built a diversified customer base through its extensive sales and service network that includes 37 points of presence throughout the PRC. To learn more about China Security, visit their website at: http://www.csstf.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

Contact:

Company:	Investors:
Terence Yap	Matt Hayden
terence@csstf.com	matt@haydenir.com
(852) 983-87413	(858) 704-5065